EXHIBIT 5.1

OPINION OF FOSTER PEPPER LLP

                    , 2008

Board of Directors

AmericanWest Bancorporation

41 W. Riverside Ave., Suite 400

Spokane, WA 99201

Gentlemen:

We have acted as counsel to AmericanWest Bancorporation, a Washington corporation (“AWBC”) and Sponsor of AmericanWest Capital Trust IV (the “Trust”), a Delaware statutory business trust formed at the direction of AWBC, in connection with the preparation of a Registration Statement on Form S-3 filed by the Company with the United States Securities and Exchange Commission on                     , 2008 (the “Registration Statement”) and proposed public offering of Capital Securities and related interests in Subordinated Debentures (defined below) and a guaranty by AWBC pursuant to the Guarantee Agreement (defined below).

The Registration Statement relates to (i) the proposed issuance by the Trust of $30,000,000 aggregate liquidation amount of the Trust’s     % capital securities (the “Capital Securities”), (ii) AWBC’s     % fixed rate junior subordinated debt securities due                     , 2038 (the “Subordinated Debentures”), and (iii) AWBC’s guaranty with respect to the Capital Securities (the “Guarantee Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

In the course of our representation we have examined the following documents:

1.	The Registration Statement

2.	Copies of the Articles of Incorporation and Bylaws of AWBC,

3.	Excerpts of minutes of meetings of the Board of Directors of AWBC,

4.	The form of Indenture attached as Exhibit 4.1 to the Registration Statement

5.	The form of Guarantee Agreement attached as Exhibit 4.2 to the Registration Statement.

We have also received from officers of AWBC certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such documents and certificates, made such inquiries of public officials, and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and review and inquiries. We have assumed, without investigation, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing, and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

1.	The Guarantee Agreement, has been duly authorized by all requisite corporate action and, when duly executed as specified in the Guarantee Agreement and delivered in the manner

                    , 2008

Board of Directors

AmericanWest Bancorporation

described in the Registration Statement, will constitute the valid and binding obligation of AWBC, enforceable against AWBC in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer laws or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.	The Junior Subordinated Debentures have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered and paid for in the manner described in the Registration Statement, will constitute the valid and binding obligation of AWBC enforceable against AWBC in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer laws or similar laws affecting the rights of creditors generally and subject to general principles of equity.

The foregoing opinion is also subject to the following comments and qualifications:

A.	The enforceability of certain provisions of the Indenture and the Guarantee Agreement may be limited by laws rendering unenforceable the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances, and indemnification contrary to Federal or state securities laws and the public policy underlying such laws.

B.	The enforceability of provisions in the Indenture, the Junior Subordinated Debentures and the Guarantee Agreement, to the effect that the terms may not be waived or modified except in writing, may be limited under certain circumstances.

C.	We advise you that, under certain circumstances, a guaranty executed by a corporate shareholder of a corporate borrower may not be enforced as an obligation separate from the obligation guaranteed if it is determined that the borrower is merely an alter ego or nominee of the guarantor and that the “true” borrower is the guarantor. If the guarantor is deemed to be liable as a primary obligor, it is likely that the guarantor will also be entitled to the rights and defenses otherwise available to a primary obligor.

This opinion is limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

This opinion is limited to the current applicable federal laws of the United States of America and the laws of the State of Washington, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise or notify any person or entity after the date hereof of any change in the circumstances, facts, laws or events that may occur after the date of this opinion or otherwise update this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the United States Securities and Exchange Commission.

Sincerely yours,

FOSTER PEPPER LLP